Exhibit 99.1

Press Release

Draft for Approval

TRIDENT MICROSYSTEMS ANNOUNCES REDUCTION IN WORKFORCE

TO LOWER BREAKEVEN POINT

SUNNYVALE, Calif., Sept. 26, 2011 — Trident Microsystems, Inc. (NASDAQ: TRID), a leading provider of set-top box and TV semiconductor solutions, today announced a key step in its turnaround efforts that will lower its breakeven point through a realignment of its workforce, from approximately 1,275 employees worldwide today to approximately 1,000 employees by early 2012. Headcount will be reduced strategically in all functional areas. As a result of the reductions in labor and other cost saving initiatives, by the first quarter of 2012 the company expects to realize an annual operating expense savings of approximately $40 million to $48 million compared with the annualized run rate as of the second quarter of 2011 and to reduce its annual EBITDA breakeven level (excluding stock-based compensation, restructuring and other non-cash charges) to approximately $340 million to $360 million in annual revenues. The company expects to incur total cash restructuring charges of approximately $8 million to $10 million, including approximately $2 million to $3 million in the current quarter ending Sept. 30, 2011.

“We are taking decisive actions to better position Trident for success as we enter 2012, given the current mass production timing of our new design wins and the soft economic environment,” said Trident’s chief executive officer and president, Dr. Bami Bastani. “Trident has always had very strong technology and good access to customers, both of which are translating into new design wins for our latest TV and Set-Top Box products. By focusing on our core strengths, including connectivity for Smart TV and Smart Box, and our customer centric engagements with a select list of leading OEMs, ODMs, and operators, we intend to position ourselves for stronger financial results and improved returns for our shareholders.”

Investor Conference Call

Date: Monday, Sept. 26, 2011

Time: 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Domestic Dial-In: 866-783-2144

International Dial-In: 857-350-1603

Passcode: 48461624

A replay of the conference call will be available for two weeks, beginning on Sept. 27, 2011 and will be accessible by calling 888-286-8010 (domestic) or +1-617-801-6888 (international) using access code 12118988.

This call is being webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

About Trident Microsystems, Inc.

Trident Microsystems, Inc., with headquarters in Sunnyvale, California, is a leading force in the digital home entertainment market, delivering an extensive range of platform solutions that enhance the consumer experience in the Connected Home and select Consumer Electronics (CE) products. As one of the top-three semiconductor providers to both the TV and set-top box markets, Trident’s solutions can be found in the products of leading OEMs and channel partners worldwide. The company’s extensive IP portfolio has been driving key innovations in image quality, 3D TV, audio, low power, and 45nm designs. For further information about Trident and its products, please consult the Company’s web site: www.tridentmicro.com.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and there are important factors that could cause Trident’s actual results to differ materially from those in the forward looking statements. These risks include Trident’s ability to implement the workforce reductions in various geographies, possible changes in the size and components of the expected costs and charges associated with the restructuring plan, Trident’s ability to reduce costs on a timely basis, Trident’s ability to reduce expenses to a sustainable level when future revenues are uncertain, and Trident’s ability to obtain design wins and realize revenue from such wins. The forward-looking statements included in this press release are made only as of the date of this press release; Trident does not undertake any obligation to publicly revise or update any such forward-looking statement to reflect events or circumstances that may arise after the statement was made. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Reports on Form 8-K, Form 10-K and Form 10-Q, which are available at http://www.sec.gov.

Non-GAAP Financial Information

Trident Microsystems, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). To provide management and investors with additional insight into its operations, the trends affecting the company and marketplace performance, the company also supplements this information with non-GAAP information that excludes certain costs, expenses and gains. Non-GAAP net income (loss), non-GAAP gross margin, non-GAAP EBITDA and non-GAAP expenses give an indication of the company’s baseline performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. In addition, these non-GAAP measures as a percentage of net revenues are used to identify key trends in performance and measure key results against objectives. These non-GAAP measures are among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. The company computes non-GAAP net income (loss) by adjusting GAAP net income (loss) for acquisition-related expenses, stock-based compensation expense, expenses related to the stock option investigation and related matters, legal settlements, restructuring charges, expenses related to software license fees, amortization and impairment of intangible assets from acquisitions, impairment loss, backlog amortization, capital gains and losses and dividend income.

NOTE: Trident, Trident logo are either trademarks or registered trademarks of Trident Microsystems in the United States and /or other countries. NOTE: Trident and the Trident logo are either registered trademarks or trademarks of Trident Microsystems, Inc in the United States and/or other countries. All other names, brands, products or trademarks may be claimed as the property of their respective owners.

For More Information:

Trident Public and Investor Relations:

John Swenson

Trident Microsystems

408-764-8899

John.swenson@tridentmicro.com